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                                                                    EXHIBIT 23.1



                        CONSENT OF INDEPENDENT AUDITORS

To the Board of Directors and Stockholders
Scientific Software-Intercomp, Inc. and Subsidiaries
Denver, Colorado

We consent to the incorporation by reference in the Registration Statements (Form S-8 File No. 33-19509) pertaining to the Incentive Stock Option Plan/Non-Qualified Stock Option Plan/United Kingdom Stock Option Plan of Scientific Software-Intercomp, Inc. and (Form S-8 File No. 33-41463) pertaining to the Stock Purchase Plan of Scientific Software-Intercomp, Inc. of our report dated February 2, 1996, with respect to the consolidated financial statements and schedules of Scientific Software-Intercomp, Inc. included in the amended Annual Report (Form 10-K/A) for the year ended December 31, 1994.


/s/ EHRHARDT KEEFE STEINER & HOTTMAN PC
Ehrhardt Keefe Steiner & Hottman PC
Certified Public Accountants

Denver, Colorado
February 14, 1996